Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2015 RESULTS

First Quarter 2015 Financial Highlights*:

•
Lattice closed its acquisition of Silicon Image on March 10, 2015. Financial results reflect the inclusion of Silicon Image's results subsequent to the acquisition date, acquisition and restructuring related expenses, and debt related costs.

•	Revenue of $88.6 million on a GAAP basis and $90.4 million on a non-GAAP basis.

•
Net loss of $53.3 million or $0.46 per basic and diluted share on a GAAP basis, compared to net income of $3.9 million or $0.03 per basic and diluted share on a non-GAAP basis. GAAP results reflect $4.9 million in restructuring costs, $18.2 million in acquisition related charges, a $24.7 million tax provision, $2.9 million in amortization of acquired intangibles and $3.4 million in stock based compensation expense.

•	Gross margin of 54% on a GAAP basis and 57.8% on a non-GAAP basis.
* For a reconciliation of GAAP to non-GAAP results, see accompanying tables "Reconciliation of U.S. GAAP to Non-GAAP Financial Measures."

PORTLAND, OR - May 4, 2015 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the global leader in smart connectivity solutions, announced financial results today for the fiscal first quarter ended April 4, 2015.

For the first quarter, revenue was $88.6 million on a GAAP basis and $90.4 million on a non-GAAP basis, as compared to $83.6 million and $96.6 million in the prior quarter and year ago period, respectively on both a GAAP and a non-GAAP basis.

Net loss for the first quarter on a GAAP basis was $53.3 million ($0.46 per basic and diluted share), with first quarter net income on a non-GAAP basis of $3.9 million ($0.03 per basic and diluted share). GAAP results for the first quarter of 2015 reflect $4.9 million in restructuring costs, $18.2 million in acquisition related charges, a $24.7 million tax provision, $2.9 million in amortization of acquired intangibles and $3.4 million in stock based compensation expense. This compares to net income on a GAAP basis in the prior quarter of $15.4 million ($0.13 per basic and diluted share), or $8.3 million ($0.07 per basic and diluted share) on a non-GAAP basis; and compares to net income on a GAAP basis in the year ago period of $12.0 million ($0.10 per basic and diluted share), or $17.2 million ($0.15 per basic and $0.14 per diluted share) on a non-GAAP basis.

Darin G. Billerbeck, President and Chief Executive Officer, said, "We are modeling mid-point revenue of approximately $485 million on a non-GAAP basis for the full year 2015, with our recent acquisition of Silicon Image, and will continue to work to achieve above industry average growth. This is after growing revenue from $279 million for the full year 2012 to $333 million in 2013 and to $366 million in 2014. In addition to delivering continued above market revenue growth, our focus is on achieving 20% operating income on a non-GAAP basis at any revenue level, and doubling our earnings per share on an annualized non-GAAP basis over the next two years. With the acquisition of Silicon Image, we have diversified our Consumer market growth opportunities, while reducing our reliance on any one customer. Our business outlook for the second half of the year remains optimistic based on continued growth in our new consumer initiatives and modest growth in the industrial market that should offset a sluggish communications market. We expect to end 2015 in an even stronger position as we achieve our synergy goals."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, "We are moving aggressively to integrate and consolidate our transformational acquisition of Silicon Image, which closed in March. We expect to see the benefits of our synergy actions in the current second quarter, with the balance coming as we move through 2015. In connection with our acquisition, we issued $350 million in term debt, which is shown on our balance sheet net of related financing costs. Our targeted cost synergies are now approximately $42 million, as we have uncovered new opportunities for increased organizational efficiencies. The efficiencies can be achieved without adversely impacting our customers or our product roadmap. This target is 30% higher than our initial target of $32 million and is also above our revised target of approximately $36 million. We plan to drive free cash flow and actively reduce debt, as we continue building value for our shareholders through an effective growth and capital allocation strategy, and the use of our balance sheet."

Recent Business Highlights

•
Lattice Closed its Acquisition of Silicon Image; Creates Global Leader in Wired and Wireless Connectivity Solutions: Full details of the acquisition, the tender offer and closing conditions are detailed in the press release issued on March 11, 2015 and in the Company’s filings with the U.S. Securities and Exchange Commission.

•
Partners with NYU Wireless to Advance Wireless 5G Technologies: Lattice Semiconductor's SiBEAM joined NYU's research center as an industrial-affiliate sponsor of fundamental research that is creating the next generation of wireless technologies, also known as 5G.

•
Develops Industry First Miracast HDCP Protocol Analyzer: Lattice Semiconductor's Simplay™ Labs, LLC, the leading provider of standards compliance and interoperability testing services for consumer electronics (CE) and mobile devices, announced that its SL-8810 Miracast HDCP 2.2 test tool is being evaluated by Digital Content Protection (DCP) LLC as the Authorized Test Tool for High-bandwidth Digital Content Protection (HDCP) 2.2 Interface Independent Adaptation (IIA) Compliance Testing. Upon successfully completing the evaluation process, the SL-8810 will be the industry’s first test tool for HDCP 2.2 IIA Compliance Testing for Miracast products.

•
Introduces Industry's First USB TYPE-C Port Controllers with MHL ALT Mode: Lattice Semiconductor's Silicon Image launched the SiI7023 and SiI7033, the industry’s first single-chip USB Type-C port controllers that include MHL® Alternate Mode for the USB Type-C specification, as well as port configuration switches. These ICs have a fully integrated USB Type-C communication transceiver, adhering to the Power Delivery and Configuration Channel requirements defined in the USB Type-C related specifications. Device manufacturers can utilize these new port controllers with integrated switches in order to deliver brilliant MHL 4K Ultra HD video, immersive audio, power, and data over the USB Type-C connector.

Business Outlook - Second Quarter and Full Year 2015:

•
Revenue for the second quarter of 2015 is expected to be approximately $120 million plus or minus 3% on a non-GAAP basis, with revenue for the full year 2015 expected to be approximately $485 million plus or minus 3% on a non-GAAP basis.

•	Gross margin percentage for both the second quarter and full year 2015 is expected to be approximately 56.5% plus or minus 2% on a non-GAAP basis.

•
Total operating expenses, excluding acquisition or restructuring related charges, are expected to be approximately $65.2 million plus or minus 2% on a non-GAAP basis for the second quarter of 2015, and approximately $215 million plus or minus 2% on a non-GAAP basis for the full year 2015, which includes the benefit of synergy savings.

•	Restructuring charges are expected to be approximately $10 million for the second quarter of 2015 and approximately $25 million for the full year 2015.

•
Acquisition related charges, including amortization of acquired intangibles are expected to be approximately $10.5 million in the second quarter of 2015, and approximately $49.0 million for the full year 2015.

•	The Company expects operating synergies to be approximately $42 million on an annualized basis as it exits 2015.

Investor Conference Call / Webcast Details:
Lattice Semiconductor will review the Company's financial results for the first quarter of 2015 and business outlook for the second quarter and full year 2015 on Monday, May 4, 2015 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 23028933. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on May 18, 2015, by telephone at 1-404-537-3406. To access the replay, use conference identification number 23028933. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our expectation that we may achieve mid-point revenue of $485 million on a non-GAAP basis for the full year 2015; that we will continue to work to achieve above industry average growth; our ability to achieve 20% operating income on a non-GAAP basis at any revenue level, and to double our EPS on an annualized non-GAAP basis over the next two years; that we will experience continued growth in our new consumer initiatives and modest growth in the industrial market that should offset a sluggish communications market; that we will see the benefits of our synergy actions in the second quarter, with the balance coming as we move through 2015; that we will achieve synergies of $42 million; that these synergies can be achieved without adversely impacting customers or our product roadmap; that we will drive free cash flow, reduce debt and continue building value for shareholders; and those statements under the heading

“Business Outlook - Second Quarter and Full Year 2015” relating to expected revenue, gross margin, total operating expenses, synergies and acquisition charges, including amortization of acquired intangibles. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our products, and in particular our iCE40™ and MachXO3L™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability. In addition, our results could vary due to our acquisition of Silicon Image. We have not had experience operating Silicon Image or projecting its operating results. The acquisition of another company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges, or issues with integrating Silicon Image, could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures
Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the Company's consolidated financial information prepared under GAAP. The Company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The Company's management believes that these non-GAAP measures provide a more meaningful representation of the Company’s ongoing financial performance than GAAP measures alone. In addition, the Company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP and should be considered together with the consolidated financial information located in the tables attached to this press release.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the global leader in smart connectivity solutions, providing market leading intellectual property and low-power, small form-factor devices that enable more than 8,000 global customers to quickly deliver innovative and differentiated cost and power efficient products. The Company’s broad end-market exposure extends from consumer electronics to industrial equipment, communications infrastructure and licensing.

Lattice was founded in 1983 and is headquartered in Portland, Oregon. The Company acquired Silicon Image in March 2015, which is a leader in setting industry standards including the highly successful HDMI®, DVI™, MHL® and WirelessHD® standards.

For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 4, 2015	January 3, 2015	March 29, 2014
Revenue	$88,597	$83,600	$96,637
Costs and expenses:
Cost of products sold	40,765	37,337	42,499
Research and development	27,642	22,485	21,239
Selling, general and administrative	21,088	18,301	18,749
Acquisition related charges	18,198	—	—
Restructuring	4,894	1	11
Amortization of acquired intangible assets	2,942	737	737
	115,529	78,861	83,235
(Loss) income from operations	(26,932)	4,739	13,402
Interest expense	(1,611)	(87)	(48)
Other (expense) income, net	(154)	144	357
(Loss) income before income taxes	(28,697)	4,796	13,711
Income tax expense (benefit)	24,665	(10,623)	1,727
Net (loss) income	(53,362)	15,419	11,984
Net loss attributable to non-controlling interest	15	—	—
Net (loss) income attributable to common stockholders	$(53,347)	$15,419	$11,984

Net (loss) income per share:
Basic	$(0.46)	$0.13	$0.10
Diluted	$(0.46)	$0.13	$0.10

Shares used in per share calculations:
Basic	116,863	117,931	116,436
Diluted	116,863	119,486	118,917

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 4, 2015	January 3, 2015
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$159,769	$254,844
Accounts receivable, net	80,777	62,372
Inventories	80,555	64,925
Other current assets	23,334	16,281
Total current assets	344,435	398,422

Property and equipment, net	50,512	27,796
Other long-term assets	12,058	9,862
Intangible assets, net of amortization	198,613	9,537
Goodwill	268,698	44,808
Deferred income taxes	3,501	20,105
	$877,817	$510,530

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$97,204	$45,800
Current portion of long-term debt	122	—
Deferred income and allowances on sales to sell-through distributors	19,930	14,946
Total current liabilities	117,256	60,746

Long-term debt	338,378	—
Other long-term liabilities	26,024	8,809
Total liabilities	481,658	69,555

Redeemable non-controlling interest	7,207	—

Stockholders' equity	388,952	440,975
	$877,817	$510,530

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -
(unaudited)

	Three Months Ended
	April 4, 2015	January 3, 2015	March 29, 2014
Operations Information
Percent of Revenue
Gross Margin	54.0%	55.3%	56.0%
R&D Expense	31.2%	26.9%	22.0%
SG&A Expense	23.8%	21.9%	19.4%
Depreciation and amortization (in thousands)	7,881	5,170	5,860
Capital expenditures (in thousands)	2,878	3,394	2,395
Stock-based compensation (in thousands)	3,384	3,257	3,090
Stock-based compensation included in acquisition related charges (in thousands)	3,891	—	—
Restructuring and severance related charges (in thousands)	4,894	59	90
Severance costs included in acquisition related charges (in thousands)	4,017	—	—
Taxes paid (cash, in thousands)	1,063	509	380
Balance Sheet Information
Current Ratio	2.9	6.6	5.2
A/R Days Revenue Outstanding	82	67	62
Inventory Months	5.9	5.2	4.1
Revenue% (by Geography)
Asia	70%	69%	75%
Europe (incl. Africa)	19%	16%	15%
Americas	11%	15%	10%
Revenue% (by End Market) (1)
Communications	37%	41%	41%
Consumer	22%	20%	31%
Industrial	38%	39%	28%
Licensing	3%	—%	—%
Revenue% (by Channel)
Sell-through distribution	56%	49%	39%
Direct	44%	51%	61%

(1) During the second quarter of fiscal 2014, the Company condensed its End Market categories. All periods presented have been revised accordingly.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 4, 2015	January 3, 2015	March 29, 2014

GAAP Revenue	$88,597	$83,600	$96,637
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	1,809	—	—
Non-GAAP Revenue	90,406	83,600	96,637

GAAP Cost of Products Sold	$40,765	$37,337	$42,499
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	644	—	—
Inventory Step-Up Expense	(3,041)	—	—
Stock-Based Compensation	(240)	(227)	(166)
Non-GAAP Cost of Products Sold	38,128	37,110	42,333

GAAP Gross Margin	$47,832	$46,263	$54,138
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	1,165	—	—
Inventory Step-Up Expense	3,041	—	—
Stock-Based Compensation	240	227	166
Non-GAAP Gross Margin	52,278	46,490	54,304
Non-GAAP Gross Margin %	57.8%	55.6%	56.2%

GAAP Operating Expenses	$74,764	$41,524	$40,736
Restructuring	(4,894)	(1)	(11)
Acquisition Related Charges (1)	(18,198)	—	—
Amortization of Acquired Intangible Assets	(2,942)	(737)	(737)
Stock-Based Compensation - Operations	(3,144)	(3,030)	(2,924)
Non-GAAP Operating Expenses	45,586	37,756	37,064

GAAP Income (Loss) from Operations	$(26,932)	$4,739	$13,402
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	1,165	—	—
Inventory Step-Up Expense	3,041	—	—
Stock-Based Compensation - Gross Margin	240	227	166
Restructuring	4,894	1	11
Acquisition Related Charges (1)	18,198	—	—
Amortization of Acquired Intangible Assets	2,942	737	737
Stock-Based Compensation - Operations	3,144	3,030	2,924
Non-GAAP Income from Operations	6,692	8,734	17,240

(1) Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 4, 2015	January 3, 2015	March 29, 2014

GAAP Income (Loss) before Income Taxes	$(28,697)	$4,796	$13,711
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	1,165	—	—
Inventory Step-Up Expense	3,041	—	—
Stock-Based Compensation - Gross Margin	240	227	166
Restructuring	4,894	1	11
Acquisition Related Charges (1)	18,198	—	—
Amortization of Acquired Intangible Assets	2,942	737	737
Stock-Based Compensation - Operations	3,144	3,030	2,924
Non-GAAP Income before Income Taxes	4,927	8,791	17,549

GAAP Income Tax Expense (Benefit)	$24,665	$(10,623)	$1,727
Non-cash Income Tax Expense (Benefit)	(23,602)	11,132	(1,347)
Non-GAAP Income Tax Expense	1,063	509	380

GAAP Net Income (Loss)	$(53,362)	$15,419	$11,984
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	1,165	—	—
Inventory Step-Up Expense	3,041	—	—
Stock-Based Compensation - Gross Margin	240	227	166
Restructuring	4,894	1	11
Acquisition Related Charges (1)	18,198	—	—
Amortization of Acquired Intangible Assets	2,942	737	737
Stock-Based Compensation - Operations	3,144	3,030	2,924
Non-cash Income Tax Expense (Benefit)	23,602	(11,132)	1,347
Non-GAAP Net Income	3,864	8,282	17,169

GAAP Net Income (Loss) per Share - Basic	$(0.46)	$0.13	$0.10
Cumulative Effect of Non-GAAP Adjustments	0.49	(0.06)	0.05
Non-GAAP Net Income per Share - Basic	0.03	0.07	0.15

GAAP Net Income (Loss) per Share - Diluted	$(0.46)	$0.13	$0.10
Cumulative Effect of Non-GAAP Adjustments	0.49	(0.06)	0.04
Non-GAAP Net Income per Share - Diluted	0.03	0.07	0.14

Shares Used In Per Share Calculations:
Basic	116,863	117,931	116,436
Diluted	116,863	119,486	118,917

(1) Includes stock-based compensation and severance costs related to change in control.